SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 5
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ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934

[  ] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16.  FORM 4 OR
     5 OBLIGATIONS MAY CONTINUE.


1.  NAME AND ADDRESS OF REPORTING PERSON
---------------------------------------
Bozic, Michael
400 Three Springs Drive
Weirton, WV 26062

2.  ISSUER NAME AND TICKER OR TRADING SYMBOL
--------------------------------------------
Weirton Steel Corporation
WS


3.  IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON

###-##-####
-----------------------------------------------------


4.  STATEMENT FOR MONTH/YEAR
----------------------------
12/97

5.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)
-----------------------------------------------

6.  RELATIONSHIP OF REPORTING PERSON TO ISSUER
    (CHECK ALL APPLICABLE)
-----------------------------------------------
[x]  DIRECTOR            [ ]  10% OWNER
[ ]  OFFICER (give title)[ ]  OTHER (Specify below)


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----------------------------------


TABLE I.  NON-DERIVATIVE SEURITIES ACQUIRED, DISPOSED OF, OR
          BENEFICIALLY OWNED

1.  TITLE OF SECURITY
     Weirton Steel Corporation Common Stock

2.  TRANSACTION DATE


3.  TRANSACTION CODE


4.  SECURITIES ACQUIRED (A) OR DISPOSED OF (D)
    AMOUNT          (A) OR (D)           PRICE
    --------         ---------         --------



5.  AMOUNT OF SECURITIES BENEFICIALLY OWNED AT END OF MONTH
     22,940

6.  OWNERSHIP FORM: DIRECT(D) OR INDIRECT(I)
     12,357 Direct
     10,583 Indirect

7.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP
     by United National Bank as Trustee in accordance with Weirton Steel Corporation Directors' Deferred Compensation Plan


                -----------------------------------------------

TABLE II.  DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
           BENEFICIALLY OWNED (e.g. puts, calls, warrants, options, convertible securities)

1.  TITLE OF DERIVATIVE SECURITY


2.  CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY


3.  TRANSACTION DATE (MONTH/DAY/YEAR)



4.  TRANSACTION CODE



5.  NUMBER OF DERIVATIVE SECURITIES ACQUIRED(A) OR DISPOSED OF(D)
               (A)                         (D)
         --------------                 -------------


6.  DATE EXERCISABLE AND EXPIRATION DATE (MONTH/DAY/YEAR)
          DATE EXERCISABLE           EXPIRATION DATE
          ----------------           ---------------


7.  TITLE AND AMOUNT OF UNDERLYING SECURITIES
           TITLE                    AMOUNT
          -------                  --------


8.  PRICE OF DERIVATIVE SECURITY


9.  NUMBER OF DERIVATIVE SECURITIES BENEFICIALLY OWNED AT END OF
    YEAR



10.  OWNERSHIP FORM OF DERIVATIVE SECURITY: DIRECT(D) OR
     INDIRECT(I)


11.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP